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                                                                   EXHIBIT 10.14
                   MCI DOMESTIC (US) DIRECT PEERING AGREEMENT

        This Agreement is made, effective as of August 1, 1998 (the "Effective Date"), by and between MCI Telecommunications Corporation, a Delaware corporation with a principal place of business at 2100 Reston Parkway, Reston, Virginia 20191 ("MCI") and CRL Network Services, Inc., with a principal place of business at One Kearney Street, San Francisco, California 94108 ("COMPANY").

RECITALS

1.      Each of MCI and COMPANY operates an Internet Network, as defined below;
        and

2. The parties wish to provide for the connection of, and exchange of traffic between, their respective Internet Networks on the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.      Definitions

        a. "Internet Network" shall mean a communications network running the TCP/IP and other Internet protocols which network exchanges data pursuant to this Agreement.

        b. "Direct Connection Point" shall mean any point at which the parties agree to connect their respective Internet Networks under this Agreement. A description of all Direct Connection Points is set forth on Schedule 1, and Schedule 1 shall be amended by the Agreement of MCI and COMPANY in the event of any changes.


2.      Exchange of Traffic

        a. Implementation of the terms of this Agreement is subject to availability of peering ports and capacity in particular locations.

        b. The parties agree to exchange digital communications traffic over their respective Internet Networks at two or more Direct Connection Points as specified in Schedule 1, subject to the terms and conditions set forth in this Agreement. The parties will work to establish optimal locations for connecting their respective Internet Networks. Unless the parties agree otherwise, such connections shall be geographically dispersed. Direct connections pursuant to this Agreement are established on a bilateral basis. Unless the parties agree otherwise, the connections will be established in pairs. Each party shall pay for one circuit connection. Neither party will apply port, service or other charges.

        c.     The data rate at which the parties will connect is set forth in
               Schedule 1. However, such rates shall be at least DS-3 (45Mbps) or higher.

        d. Each party agrees not to restrict traffic flowing through the Direct Connection Points to and from the other party based on the subject matter of the traffic unless required to do so by court order or applicable law; provided, however, that each party shall be free to block traffic that the party determines violates the terms of usage of its network. Each party shall retain its rights to impose usage restrictions on its own customers and/or to assist its customers in imposing customer requested usage restrictions on traffic flowing from the requesting customer.

        e. There will be no restrictions on the ability of either party to collect data and create statistics associated with data moving through its own network and traffic moving through the Direct Connection Point. Each party shall keep all data it monitors or captures concerning the Direct Connection Points confidential in accordance with the nondisclosure obligations of Section 16 (Confidentiality), and shall use such data solely for the purposes of operating and managing its Internet Network. Except as otherwise agreed between the parties, statistics itemized by the following criteria may not be provided to third parties, service provider, company or other entity, and/or IP address. Notwithstanding the foregoing, each party may provide its customers with their own statistical data.

        f. Neither party will establish a route of last resort directed toward the other party's Internet Network. A "route of last resort" is defined as a route which covers all possible destinations. Instead, the parties will fully exchange explicit routes comprising public Internet service destinations of entities to whom either party is contractually obligated to handle traffic. An "explicit route" is defined as a route that covers only a strict, limited subset of all possible destinations.






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        g.     Neither Internet Network shall obtain Transit Traffic services from the other Internet Network for the period of this Agreement. For purposes of this Agreement, "Transit Traffic" is traffic that a party agrees to transport to its final destination whether or not such destination is on such party's Internet Network.

        h. If the parties are presently peering at public peering points (for example, MAEs, NAPs, or other similar public exchange points), the parties will terminate connections to each other at such points as soon as practicable after the establishment of the direct connections as provided in Schedule 1.

        i. The parties intend that each pair of direct DS-3 peering connections shall have an aggregate 20 Mbps minimum traffic requirement. In addition, each individual DS-3 connection is intended to carry a minimum of 5 Mbps. The traffic volumes are measured in either direction (whichever is higher) and are weekly aggregated averages. Any additional pair of direct peering DS-3 connections is intended to require an additional 20 Mbps of traffic.

        j. Neither Party will receive the other Party's route announcements from a third party.

3.      Payments

        During the twelve-month period immediately following the Effective Date of this Agreement, the parties agree to work together to define the data and operational characteristics of the connection between the Internet Networks with a view toward agreeing upon appropriate financial arrangements for the connection of their respective Internet Networks should they mutually be deemed necessary or desirable. Immediately upon the parties' agreement to such financial arrangements, the parties shall implement such arrangements by amending this Agreement to provide for settlement or other payments between the parties. Until such financial arrangements are finalized, no settlement or other charges of any kind for data transmission will be paid by either party to the other under this Agreement.

4.      Term and Termination

        a. This Agreement shall have an initial term of one (1) year following the Effective Date. At the end of the one-year period, the parties will review their compliance with the peering criteria in order to determine if this Agreement should be renewed. As part of this process, the parties will evaluate the statistics relating to traffic sent to and received from each Internet Network. Either party may terminate this Agreement for convenience with thirty (30) calendar days' notice.

        b. Either party may terminate this Agreement with ten days' notice (unless such circumstances are cured within such ten day period) upon the following circumstances: (i) a party disconnects from any of the Direct Connection Points




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               specified in Schedule 1 unless mutually agreed; or (ii) either
               Internet Network purchases Internet access from the other Internet Network; or (iii) either party fails to continue to meet the requirements specified in Schedule 1.

5.      Technical and Operational Matters

        a. Each party represents that the Direct Connection Points set forth in Schedule 1 are connected as party of an internal network architecture comprised of multiple, cross-country (i.e., across the eastern, midwestern, and western portions of the United States) circuits of at least DS-3 (45 Mbps) speed. In addition, each Backbone Hub on an Internet Network shall be connected to at least two other Backbone Hubs in such Internet Network. For purposes of this Agreement, a "Backbone Hub" means a router at a major intersection of an Internet Network.

        b. Neither party shall accept traffic from the other party if such traffic does not originate on the other Party's Internet Network. Any traffic that originates outside of the other Party's Internet Network shall be called "third party routes." If third party routes are detected by either party, that party has the right to block the routes. The foregoing restriction shall not apply to customers whose Transit Traffic is carried by either of the parties' respective Internet Networks.

        c. Both parties shall maintain a consistent routing announcement (i.e., same set of routes announced with same AS path at all Direct Connection Points). Both parties will present the same autonomous system number at all mutual agreed Direct Connection points listed in Schedule 1. Each party shall carry full routing at edge routers using BGP-4 and aggregated routes. Each party will register routes with the IRR (Internet Routing Registry) and shall register routing policy with the IRR. Each party will filter routes at the network edge, i.e., listen only to routes that have been pre-registered.

        d. Each party will determine how to route traffic to the other party, and may choose alternate paths if such party determines that an alternate path via another source to be optimal.

        e. The parties will work together during the term of this Agreement to establish mutually agreed performance objectives and operational procedures to enable each party to provide the highest practical quality of service over its Internet Network and the connection provided under this Agreement, in a cost effective fashion. The parties shall use their reasonable efforts to achieve a minimum end-to-end one-way packet delay.

        f. Each of the parties will use its reasonable efforts to achieve a mean time to repair of four (4) hours or less for all outages at the Direct Connection Point(s) set forth on Schedule 1. The parties will cooperate with each other in each party's efforts under this paragraph.



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        g.     Each of the parties will develop scheduled maintenance procedures that provide for notification by one party to the other of all schedules maintenance that could cause end-to-end connectivity loss for any user of more than five minutes. Each party agrees to give the other three (3) calendar days advance notice for scheduled maintenance that is expected to result in 30 minutes or more of end-to-end connectivity loss.

        h. Each party agrees to maintain a fully staffed network operations center ("NOC") that operates on a 24 hour/day, 7 days/week schedule.

        i. Each party will, at its own expense and on a reasonable efforts basis, provide NOC support in cooperation with the other so as to maintain the smooth operation of the internet network service. The parties shall develop operational procedures for the interworking of their respective Internet Networks, including without limitation inter-NOC problem management information exchanges (e.g., trouble ticket tracking), and NOC escalation procedures for addressing unscheduled outages or emergency maintenance.

        j. Each of the parties will provide the other with certain limited access to data for the purpose of operational monitoring and the diagnosis of end-to-end connectivity problems. The parties will use their reasonable efforts to develop procedures to govern the timing and other terms and conditions upon which this access will be provided.

        k. Each of the parties shall use reasonable efforts to secure their respective Internet Networks and traffic through the Direct Connection Points from unauthorized access, transmission or use; furthermore, the parties shall cooperate to address security issues and develop security procedures.

6.      Customer Relations

        Each party will be responsible for communicating with its own customers with respect to its Internet Network. Each party shall use its reasonable efforts to notify the other promptly in writing of all trouble reports made to it by customers of the other party. Each party shall be responsible to screen the traffic of its own customers not desiring public Internet access from distribution across the Direct Connection Point(s) agreed to under this Agreement. Each party will independently establish the charges to its own customers for the services provided in connection with this Agreement.

7.      Non-exclusivity

        This Agreement shall not prohibit or restrain either party's entry into any separate similar or dissimilar contract or agreement with one or more third parties.



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8.      Liability

        NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OR DAMAGE ARISING FROM: (I) ANY FAILURE IN OR BREAKDOWN OF ANY FACILITIES OR SERVICES UNDER THIS AGREEMENT, WHATSOEVER THE CAUSE AND HOWEVER LONG IT SHALL LAST; (II) ANY INTERRUPTION OF SERVICE, WHATSOEVER THE CAUSE AND HOWEVER LONG IT SHALL LAST; (III) SUCH PARTY'S SUBMITTING TRAFFIC TO OR ACCEPTING TRAFFIC FROM THE OTHER PARTY UNDER THIS AGREEMENT; OR (IV) ANY OTHER CIRCUMSTANCE RELATING TO THIS AGREEMENT.

9.      Liability; Consequential Damages

        Each party is responsible for assessing its own need for property, casualty and liability insurance and each shall obtain such insurance as each sees fit. Each party shall bear the risk of loss and damage with respect to its own equipment and agrees not to make any claims against the other, or assign any such claims to third parties, for any property loss or damage.

        IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE.

10.     Authorization

        All undertakings and obligations assumed under this Agreement by either party are subject to all applicable existing and future laws, rules and regulations, and are further subject to the issuance and continuance of all necessary governmental licenses, waivers, consents, registrations, permissions and approvals.

11.     Force Majeure

        No failure or omission by either party to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against the party in question or be deemed to be a breach of this Agreement if such failure or omission arises from any cause reasonably beyond the control of that party (a "Force Majeure Event"). Each party shall give the other notice in the event it experiences a failure or delay due to a Force Majeure Event. Upon such notice, the party affected by the Force Majeure Event may delay performance under this Agreement during the pendency of such Force Majeure Event, and shall have no liability for such delay.



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12.     Relationship of Parties

        In their performance of this Agreement, the parties are acting as independent contractors, and nothing contained in this Agreement shall be construed to create a partnership, joint venture or other agency relationship between the parties.

13.     Regulatory Approval

        The parties acknowledge that this Agreement may become subject to regulatory approval by various local, state or federal agencies. Should such approval be required from time to time, or at any time, the parties shall cooperate, to the extent reasonable and lawful, in providing such information as is necessary to complete any required filing.

14.     Notices

        All notices between the parties required or permitted under this Agreement shall be effective if hand delivered or sent by post or courier, postage or fees paid, or by facsimile or electronic mail to the address specified below. All notices shall be effective when sent.

               If to MCI:

               MCI Telecommunications Corporation
               2100 Reston Parkway
               Reston, Virginia  22091
               ATTN:  Internet Marketing

               with a copy to:

               MCI Communications Corporation
               1133 19th Street, N.W.
               Washington, D.C.  20036
               Attention:  Technology Group, Law and Public Policy

               If to:

               CRL, Network Services
               Suite 1450
               One Kearny Street
               San Francisco, California  94108



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               with a copy to:

               Kim Mayor, Esq.
               Mayor Law Offices
               13th Floor
               235 Pine Street
               San Francisco, California  94014

15.     Miscellaneous

        If any provision of this agreement is held by an arbitrator or court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect. This Agreement may be modified only by a written amendment signed by both parties. Nothing contained in this Agreement shall be deemed to confer any rights in any third party not a signatory to this Agreement. Neither party shall transfer or assign its rights or obligations under this Agreement or transfer by way of merger, consolidation, sale of all or substantially all of its assets without the prior written consent of the other party which consent shall not be unreasonably withheld; provided, that either party may transfer its interest in this Agreement to any subsidiary or affiliate of either party. This Agreement represents the entire understanding between the parties regarding the subject matter of this Agreement and supersedes all other prior and contemporaneous agreements, understandings, negotiations and discussions between the parties with respect to such subject matter. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts principles thereof. No press release, announcement, publication, or other use of the other party's insignia, logos, trademarks, trade names or service marks (collectively, "Marks") shall be made by either party without the other party's prior written approval. All use by either party of the other party's Marks will inure to the benefit of the party owning the Marks. Upon termination of this Agreement, neither party shall have any continuing right to use the other party's Marks and each party shall immediately cease all such use of the other party's Marks.

16.     Confidentiality

        During the course of performance of this Agreement, each party may disclose to the other certain business, technology, research, customer, and other business information which the disclosing party treats as confidential information ("Confidential Information"). Each party shall maintain the other party's Confidential Information in confidence, shall protect it with the same degree of protection which it uses to protect its own Confidential Information, shall not disclose it to any third party, and shall use it for the sole purpose of performing under this Agreement. At the conclusion of this Agreement, each party shall either return the other's Confidential Information in its possession (including all copies). For purposes of this Section, the term "Confidential Information" shall not include any information which: (a) enters the public domain following disclosure through no fault of the receiving party; (b) the receiving party is disclosed to the receiving party with no



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        obligation of confidentiality by a third party having the right to disclose it; or (c) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; provided that the receiving party can clearly demonstrate such independent development through independent contemporaneous records showing such development. Either party may disclose the other party's Confidential Information upon the order of any competent court or law enforcement agency; provided, that prior to disclosure the receiving party shall inform the disclosing party of such order. Neither party shall disclose the terms and conditions of this Agreement to any third party. Neither party shall issue any press release regarding this Agreement without the other party's approval. Notwithstanding the foregoing, the parties acknowledge that they intend to disclose the technical objectives and certain technical terms and conditions contemplated by this Agreement to the public, in a form and manner and at a time to be mutually agreed by the parties.

17.     Disputes

        Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provision and the Arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The Arbitrator's decision shall follow the plain meaning of the relevant documents and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

IN WITNESS WHEREOF, the parties have caused their respective authorized representatives to sign this Agreement on their behalf, effective as of the date first written above.

MCI Telecommunications Corporation                 CRL Network Services, Inc.

By: /s/ Vinton G. Cerf                             By: /s/ James G. Couch

Vinton G. Cerf                                     James G. Couch

Senior Vice President                              President
Internet Architecture and Engineering




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                                   SCHEDULE 1


Description of Company Direct Connection Points and Minimum Requirements for Direct Connection Points

Direct Connection Points                       Speed
------------------------                       -----
Hayward, California (HAY)                      45 Mbps
Willow Springs, Illinois (WSP)                 45 Mbps
Washington, DC (WTN)                           45 Mbps
Rialto, California (RTO)                       45 Mbps

Either party shall be able to terminate this Agreement with ten days notice if the other party fails to meet the following requirements and fails to cure such breach within such ten-day period.


Infrastructure Requirements:

Cross-country DS3 (45 Mbps) backbone with Backbone Hub requirements provided in
Section 5(a);

DS3 connectivity to Direct Connection Points. as provided in Section 2(c);

Fully staffed 24X7 network operations center (NOC). as provided in Section 5(g);

Established trouble ticket and escalation procedures designed to achieve a mean time to repair of four (4) hours or less for all outages at the Direct Connection Points;

Connection at fewer than the Direct Connection Point(s) set forth on Schedule I.


Routing:

Carry full routing at edge routers using BGP-4 and aggregated routes. as provided in Section 5;

Register routes with IRR, register routing policy with IRR, and filter routes as provided in Section 5;

Consistent routing announcement (i.e.. the same set of routes announced with the same AS path at all Direct Connection Points), as provided in Section 5;

No establishment of a route of last resort (i.e.. default route) directed to other party, as provided in Section 2(f);

No establishment of third party routes that allow direct traffic exchange (in either direction) between MCI and a third party, as provided in Section 5(b).




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Neither party shall purchase Transit Services from the other Internet Network during the term of this Agreement.

Neither party will receive the other party's route announcements from a third party, as provided in Section 2(j).

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